Exhibit 3.1

FORM NO. 2

BERMUDA

THE COMPANIES ACT 1981

MEMORANDUM OF ASSOCIATION OF

COMPANY LIMITED BY SHARES

(Section 7(1) and (2))

MEMORANDUM OF ASSOCIATION

OF

Firestone Holdings (Bermuda) I, Ltd.

(hereinafter referred to as “the Company”)

1.	The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.	We, the undersigned, namely,

NAME	ADDRESS	BERMUDIAN STATUS (Yes/No)	NATIONALITY	NUMBER OF SHARES SUBSCRIBED

C.G.R. Collis	Clarendon House 2 Church Street Hamilton HM 11 Bermuda	Yes	British	One

D.J. Doyle	”	Yes	British	One

A.R. Guilfoyle	”	No	British	One

do hereby respectively agree to take such number of shares of the Company as may be allotted to us respectively by the provisional directors of the Company, not exceeding the number of shares for which we have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to us respectively.

3.	The Company is to be an exempted Company as defined by the Companies Act 1981.

4.	The Company, with the consent of the Minister of Finance, has power to hold land situate in Bermuda not exceeding in all, including the following parcels:-

N/A

5.	The authorised share capital of the Company is US$12,000 divided into shares of US$1.00 each. The minimum subscribed share capital of the Company is US$12,000.

6.	The objects for which the Company is formed and incorporated are -

(1)	To acquire by purchase or otherwise, buy, own, hold, create, market, design, assemble, manufacture, repair, lease, hire, let, sell, dispose of (with or without consideration or benefit), maintain, improve, develop, manage, invent, build, construct, operate, package and otherwise trade, invest or deal in and with products, financial instruments, goods, and real and personal property of all kinds whatsoever and wheresoever situated, and enter into arrangements for or with respect to any of the foregoing;

(2)	To perform, provide, procure, market and deal in services and undertakings of all kinds;

(3)	To advise and act as consultants and managers of all kinds and, without limiting the generality of the foregoing, to provide investment and financial advice, consultation and management services;

(4)	To research, create, develop, invent, improve, discover, design, collate and draft original works, software, inventions, designs, concepts, formulas, processes, strategies, methodologies and the like, and acquire, build, own, hold, sell, lease, license, dispose of (with or without consideration or benefit), market, franchise, and otherwise exploit and deal in or with all intellectual and intangible property rights pertaining thereto whether registered or not, including but not limited to trade and service marks, trade names, copyrights, computer software, inventions, designs, patents, provisional patents, utility models, trade secrets, confidential information, know how, get-up and any other rights and privileges vesting in or attaching thereto;

(5)	To explore for, drill for, mine for, quarry for, move, transport, and refine metals, minerals, fossil fuel, petroleum, hydrocarbon products including, without limiting the generality of the foregoing, oil and oil products, and precious stones of all kinds and to prepare the same for sale or use;

(6)	To enter into any guarantee, contract of indemnity or suretyship and to assure, support or secure with or without consideration or benefit the performance of any obligations of any person or persons and to guarantee the fidelity of individuals filling or about to fill situations of trust or confidence;

(7)	To own, manage, operate, act as agents with respect to, build, repair, acquire, own, sell, charter, or deal in ships and aircraft;

(8)	To lend to or deposit with any person funds, property or assets and to provide collateral or credit enhancement for loans, leasing or other forms of financing, with or without consideration or benefit;

(9)	To create, enter into, undertake, procure, arrange for, acquire by purchase or otherwise, buy, own, hold, sell or otherwise dispose of (with or without consideration or benefit), trade, invest and or otherwise deal in, whether on a speculative basis or otherwise, all and or any kind of (including without limitation all and or any combinations of and all and or any rights or interests under) instrument, agreement, contract, covenant and undertaking, including without limiting the generality of the foregoing, derivative instrument, agreement or contract, option, swap option contract, bond, warrant, debenture, equity, forward exchange contract, forward rate contract, future, hedge, security, note, certificate of deposit, unit, guarantee and or financial instrument; and

(10)	To carry on any trade or business which can, in the opinion of the board of directors, be advantageously carried on by the Company.

7.	Powers of the Company

1.	The Company shall, pursuant to Section 42 of the Companies Act 1981, have the power to issue preference shares which are, at the option of the holder, liable to be redeemed.

2.	The Company shall, pursuant to Section 42A of the Companies Act 1981, have the power to purchase its own shares.

Signed by each subscriber in the presence of at least one witness attesting the signature thereof

/s/ C.G.R. Collis	/s/ Rosana S. Viera

/s/ D.J. Doyle	/s/ Rosana S. Viera

/s/ A.R. Guilfoyle	/s/ Rosana S. Viera

(Subscribers)	(Witnesses)

SUBSCRIBED this 6th November, 2006.